UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2016

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

U.S. Department of Education Supplemental Preacquisition Review Application Response

On December 20, 2016, the U.S. Department of Education (the “Department”) provided a supplemental response (the “Supplemental DOE Preacquisition Response”) to the preacquisition review application filed by University of Phoenix and Western International University in connection with our pending merger (“Merger”) with AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Queso”), as further described in our filings with the U.S. Securities and Exchange Commission set forth below. The Supplemental DOE Preacquisition Response modifies and supplements certain portions of the initial response dated December 7, 2016 (the “Initial DOE Preacquisition Response”), which is described in and furnished as an exhibit to our Form 8-K filed on December 8, 2016. A copy of the Supplemental DOE Preacquisition Response is furnished as Exhibit 99.1 to this Form 8-K.

The preacquisition review application was filed in accordance with Department procedures pursuant to which the Department provides information about conditions the Department intends to impose in connection with the continued participation in federal Title IV student financial aid programs by an applicant following a change in ownership. Consummation of the Merger is subject to the absence of certain conditions or restrictions in the Department’s response, including among other conditions, the absence of any requirement to post a letter of credit in excess of 10% of the amount of Title IV program funds received by University of Phoenix during fiscal year 2016 or any limitation (other than certain excluded limitations) which reasonably would be expected to materially impair the operation of the University’s business in the manner in which it is currently conducted, unless these burdensome conditions are imposed solely because of certain deficiencies associated with Queso and its affiliates.

In the Supplemental DOE Preacquisition Response, the Department modified the letter of credit conditions to the continued participation of University of Phoenix and Western International University in Title IV programs following consummation of the Merger. As modified, within ten days after the Merger, Queso would be required to post letters of credit with the Department in the aggregate amount of $154.3 million and establish cash escrow accounts in the aggregate amount of $231.4 million which are accessible only by the Department on the same conditions as a draw on the letters of credit, which amounts represent the Department’s calculation of 10% and 15%, respectively, of the aggregate Title IV program receipts of University of Phoenix and Western International University in fiscal year 2016. In addition, Queso must demonstrate that immediately following the Merger, it has $200 million of cash on its balance sheet.

The Supplemental DOE Preacquisition Response also clarified the manner in which enrollment, retention and graduation rates will be calculated for purposes of measuring compliance with certain conditions specified in the Initial DOE Preacquisition Response.

We have been informed by Queso that it acknowledges and accepts the mandatory requirements stipulated in the Initial DOE Preacquisition Response, as amended and clarified by the Supplemental DOE Preacquisition Response.

In addition to the conditions associated with the preacquisition review response, the Merger is subject to the approval by the Higher Learning Commission (“HLC”), the principal accreditor of University of Phoenix and our other domestically accredited institutions, of the change of control applications filed by University of Phoenix, Western International University and The College for Financial Planning Institutes Corporation. HLC previously informed us that the HLC Board of Trustees had voted to defer action on the change of control applications until such time as the Department of Education provided us and HLC with a written response to the pre-acquisition review applications filed by University of Phoenix and Western International University, and a substantive response to any requirements has been filed. We have submitted to HLC all of the requested information, including Queso’s written acceptance of the mandatory requirements stipulated in the Initial DOE Preacquisition Response, as amended and clarified by the Supplemental DOE Preacquisition Response, and we anticipate that HLC will take action on our change of control applications in due course. However, we cannot predict or control the timing or outcome of HLC’s review of our applications.

Subject to the satisfaction of all closing conditions, we expect to consummate the Merger by February 1, 2017, the date on which the agreement governing the Merger becomes terminable by either party. However, there can be no assurance that all closing conditions will be satisfied in a timely manner or at all, or that the Merger will be consummated.

For additional information about the Merger and the related Merger Agreement, see the following filings we have made with the Securities and Exchange Commission:

•	Current Report on Form 8-K filed February 8, 2016;

•	Definitive Proxy Statement filed March 23, 2016;

•	Supplement to the Definitive Proxy Statement filed May 2, 2016;

•	Amendments to the Merger Agreement attached to our Current Report on Form 8-K filed May 2, 2016;

•	Current Report on Form 8-K filed July 7, 2016;

•	Annual Report on Form 10-K filed October 20, 2016; and

•	Current Report on Form 8-K filed December 8, 2016.

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Exhibit Description

99.1	Supplemental preacquisition review response letter dated December 20, 2016 from U.S. Department of Education

SIGNATURES

Apollo Education Group, Inc.

December 21, 2016	By:	/s/ Gregory J. Iverson
		Name:	Gregory J. Iverson
		Title:	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer